Exhibit 16.1

[LETTERHEAD OF DELOITTE & TOUCHE LLP]

October 20, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of First Federal Bancshares of Arkansas, Inc.’s Form 8-K dated October 20, 2010, and we agree with the statements therein, except that we do not have a basis to agree or disagree with the statements made in the last paragraph of Item 4.01.

Yours truly,

/s/ Deloitte & Touche LLP